Exhibit 16.1

February 14, 2025

United States Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements under item 4.01 of the Current Report on Form 8-K of Data443 Risk Mitigation, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission on or about February 14, 2025. We agree with the statements concerning our Firm in such Form 8-K.

TPS THAYER, LLC

Sugar Land, Texas